Exhibit 18

EXHIBIT TO FORM 10-Q OF eGain Corporation

Board of Directors

eGain Corporation

1252 Borregas Avenue,

Sunnyvale, California 94089

Dear Board of Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012. Note 1 to the condensed consolidated financial statements describes a change in accounting policy for sales commissions related to cloud (hosting) contracts. It should be understood that the preferability of one acceptable method of commissions accounting over another has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in their commissions accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

Burr Pilger Mayer, Inc.

San Jose, California

November 14, 2012